Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES SPRING SEASON AND SECOND QUARTER FISCAL 2018 RESULTS

~ Comparable Store Sales Increase of 1.7% for the Spring Season ~

~ Spring GAAP Operating Income of $6.5 Million Increasing $5.2 Million to Last Year ~

~ Spring Non-GAAP Operating Income of $7.8 Million Exceeds Guidance of $5 Million to $6 Million ~

~ Reports $18.7 Million in Adjusted EBITDA for Spring Season ~

~ Reports $94.8 Million in Cash with no Debt Outstanding ~

New York, New York — August 23, 2018 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 426 retail stores, today announced results for the Spring season and second fiscal quarter of 2018 representing the 26 weeks and 13 weeks ended August 4, 2018, respectively. Due to the 53-week year in fiscal 2017 the prior year Spring season and second quarter periods ended July 29, 2017.

Gregory Scott, New York & Company’s CEO stated: “We were very pleased with our strong operating results in the second quarter with positive comparable store sales, expansion in gross margin and operating profit which significantly exceeded our guidance. This strong performance contributed to the success of our Spring season, completing a successful first half of the year with operating income surpassing guidance and notable accomplishments toward our stated goals. Our results continue to demonstrate the successful execution of our strategy to evolve our operating platform to meet the needs of how consumers are shopping today while increasing efficiency across the enterprise. We believe the Company is becoming a key omni-channel shopping destination with sought after celebrity brands, great style and great value.”

“Moving into the second half of the year, earlier this week, we announced a multi-year partnership with Kate Hudson which follows our already successful collaborations with Eva Mendes and Gabrielle Union  — which provides us with another catalyst for growth and further differentiates and defines our Company from peers,” added Mr. Scott. “I am excited about the opportunities that lie ahead and believe we remain well-positioned to continue our positive performance in the Fall season, which is further supported by our guidance that includes growth in operating income versus the comparable Fall season last year despite more difficult comparisons due to the prior year’s 53rd week calendar.

Spring Season and Second Quarter Fiscal Year 2018 Results (26-week and 13-week periods ended August 4, 2018 compared to the 26-week and 13-week periods ended July 29, 2017):

Spring Season

For the Spring season the Company exceeded its most recent adjusted operating income guidance with GAAP operating income of $6.5 million and non-GAAP operating income of $7.8 million, as compared to $1.3 million in GAAP operating income and $1.2 million in non-GAAP operating income in the prior year period. Contributing to this strong performance was a comparable store sales increase of 1.7% for the season, margin expansion to the highest levels since 2005, and diligent management of expenses.

Second Quarter

As it relates to the second quarter of fiscal year 2018, the Company noted the following:

•                  Net sales were $216.4 million, as compared to $224.1 million in the prior year. The decrease in net sales reflects a reduced store count and the shift of an important pre-Mother’s Day week into the first quarter, which resulted from the shifted retail calendar due to the 53rd week in fiscal year 2017, and was partially offset by increased sales from Fashion to Figure.

•                  Comparable store sales increased 0.6%, as compared to the same period last year, representing the fourth consecutive quarter of positive comparable store sales which was led by growth in the Company’s eCommerce business and strength in outlet stores, and in particular, outlet conversion stores.

•                  Gross profit as a percentage of net sales increased 150 basis points to 32.1% versus fiscal year 2017 second quarter gross profit percentage of 30.6%, reflecting the highest gross margin rate achieved in the second quarter since 2005. The increase during the quarter reflects a 160 basis point increase in merchandise margin, reflecting reduced product costs, decreased promotional activity and shipping efficiencies, partially offset by a 10 basis point decrease in the leverage of buying and occupancy costs due to lower gross sales.

•                  Selling, general and administrative expenses were $66.3 million, or 30.7% of net sales, as compared to $63.4 million, or 28.3% of net sales in the prior year period. The current year’s quarterly results included $0.4 million of non-operating charges, primarily related to an ongoing trademark infringement matter and a class action lawsuit. The prior year included a benefit of $1.7 million related to these matters. On a non-GAAP basis, selling, general and administrative expenses were $65.9 million, or 30.4% of net sales, as compared to non-GAAP selling, general and administrative expenses of $65.1 million, or 29.1% of net sales in the prior year. The increase during the quarter reflects increases in variable compensation accruals which are based upon operating profit results, partially offset by reductions in marketing expenses, and decreases in both store and home office payroll costs.

•                  GAAP operating income for the second quarter of fiscal year 2018 was $3.1 million, as compared to $5.2 million in the prior year. However, as previously stated, the prior year included a non-operating benefit of $1.7 million, as compared to the current year which included a charge of $0.4 million. Excluding these non-operating adjustments, non-GAAP operating income was $3.5 million, which significantly exceeded our guidance of $0.7 million to $1.7 million and was flat to the prior year’s non-GAAP operating income of $3.5 million despite the shift of a significant sales week into the first quarter of 2018 and the associated incremental gross margin contribution.

•                  GAAP net income for the second quarter of fiscal year 2018 was $3.1 million, or earnings of $0.05 per diluted share, as compared to $4.8 million, or earnings of $0.08 per diluted share in the prior year. On a non-GAAP basis, the second quarter adjusted net income was $3.5 million, or $0.05 per diluted share, as compared to $3.1 million, or $0.05 per diluted share last year.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibits 5 and 6 of this press release, which delineate the non-operating adjustments for the three and six months ended

August 4, 2018 and July 29, 2017. GAAP is defined as Generally Accepted Accounting Principles in the United States.

Other Financial and Operational Highlights:

•                  Total inventory at August 4, 2018 decreased 0.8%, as compared to July 29, 2017, reflecting reduced inventory due to lower store count, partially offset by a slight increase to support the growing eCommerce business.

•                  Capital expenditures for the Spring season of 2018 were $1.6 million, as compared to $4.7 million in the prior year period.

•                  During the second quarter, the Company opened 1 Outlet store, converted 2 existing New York & Company stores to Outlet stores, closed 5 New York & Company stores and 2 Outlet stores, as well as remodeled/refreshed 3 existing locations ending the Spring season with 426 stores, including 120 Outlet stores and 2.1 million selling square feet in operation.

•                  The Company ended the Spring season with $94.8 million of cash on-hand, no outstanding borrowings under its revolving credit facility and no long-term debt.

Outlook:

Regarding expectations for fiscal year 2018, the Company continues to focus on improving its operating results to drive increases in both annual operating income and EBITDA. As previously disclosed, fiscal year 2017 included an extra week in the traditional retail calendar, which contributed approximately $12 million of sales and related margin to the prior year results. As such, the Fall season in 2018 includes one less week of sales than the prior year period. As the Company enters the Fall season, the combined effects of one less week, a shift in the calendar resulting from the 53rd week in 2017 and the new revenue recognition accounting standard will impact the overall seasonal results as well as the individual quarterly results, and as such, the Company is providing commentary on the overall Fall season, which combines the third and fourth quarters of fiscal year 2018, in addition to more detailed commentary on third quarter financial metrics.

For the Fall season, combined third and fourth quarter of fiscal year 2018, the Company expects comparable store sales to increase in the low single-digit range, leading to improvements in operating results. The Company expects GAAP operating income to be in the range of $5.5 million to $7.5 million, which includes more than $2.0 million of incremental costs to launch the Company’s new celebrity collaboration, and incremental costs to develop certain new businesses, as compared to the prior year GAAP operating income of $5.6 million, which included the benefit of one additional week of sales due to the 53-week year in 2017.

For the third quarter, the Company is expecting GAAP operating income of $1 million to $2 million, as compared to a GAAP operating income of $0.6 million in the prior year.

The third quarter guidance reflects the following:

•                  Net sales are expected to increase in the low single-digit percentage range, reflecting benefits from the shift of the retail calendar, combined with growth in eCommerce sales, partially offset by a reduced store count.

•                  Comparable store sales, which are shifted to compare like calendar weeks, are expected to increase in the low single-digit percentage range, driven by celebrity collaborations, the introduction of Kate Hudson for Soho Jeans Collection and growth in the digital business.

•                  Gross margin on a GAAP basis is expected to increase by 50 to 150 basis points reflecting continued improvements in merchandise margins, resulting from decreased product cost and reduced promotional activity, combined with leverage of reduced buying and occupancy costs due to our continued expense control efforts.

•                  Selling, general and administrative expenses on a GAAP basis are expected to increase by up to $2 million versus the prior year’s third quarter. This reflects an increase in selling expenses driven by increases in eCommerce variable costs and marketing spending due to the Company’s new celebrity collaboration, partially offset by reduced home office costs.

Additional Outlook:

•                  Total inventory at the end of the third quarter is expected to increase in the low to mid single-digit range, as compared to the prior year, largely reflecting the shift in calendar with quarter end one week closer to the important holiday season.

•                  Capital expenditures for the third quarter of fiscal year 2018 are projected to be approximately $4 million to $6 million, as compared to $3.1 million of capital expenditures in the third quarter of the prior year, reflecting continued investments in the Company’s information technology and omni-channel infrastructure, and real estate remodel/refresh activity. For the full year, capital expenditures are projected to be $10 million to $11 million, as compared to $12.5 million in capital expenditures in the prior year.

•                  Depreciation expense for the third quarter of fiscal year 2018 is estimated to be approximately $5 million.

•                  During the third quarter of fiscal year 2018, the Company expects to open 2 Fashion to Figure stores, open 3 New York & Company stores, remodel/refresh 3 existing stores, and close 1 New York & Company store and 1 Outlet store.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store, including Fashion to Figure eCommerce sales, and private label credit card royalties and related revenue are included in comparable store sales. Fashion to Figure retail locations are not included in comparable store sales calculations until they complete 13 full fiscal months of operation. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Conference Call Information

A conference call to discuss second quarter and Spring 2018 results is scheduled for today, Thursday, August 23, 2018 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 and reference conference ID number 13682423 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on August 23, 2018 until 11:59 p.m. Eastern Time on August 30, 2018 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13682423.

As a supplement to this press release, slides with information regarding the second quarter and Spring 2018 results and outlook for third quarter 2018 will also be available at: www.nyandcompany.com at approximately 4:20 p.m. Eastern Time on Thursday, August 23, 2018.

About New York & Company

New York & Company, Inc. is an omni-channel women’s fashion retailer providing curated lifestyle solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 426 retail and outlet locations in 36 states while also growing a substantial eCommerce business. Its branded merchandise, including collaborations with Eva Mendes and Gabrielle Union, is sold exclusively at these locations and online at www.nyandcompany.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended August 4, 2018	% of net sales	Three months ended July 29, 2017	% of net sales
Net sales	$216,370	100.0%	$224,116	100.0%

Cost of goods sold, buying and occupancy costs	146,996	67.9%	155,555	69.4%

Gross profit	69,374	32.1%	68,561	30.6%

Selling, general and administrative expenses	66,317	30.7%	63,405	28.3%

Operating income	3,057	1.4%	5,156	2.3%

Net interest (income) expense	(217)	(0.1)%	238	0.1%

Income before income taxes	3,274	1.5%	4,918	2.2%

Provision for income taxes	207	0.1%	95	—%

Net income	$3,067	1.4%	$4,823	2.2%

Basic earnings per share	$0.05		$0.08

Diluted earnings per share	$0.05		$0.08

Weighted average shares outstanding:
Basic shares of common stock	63,749		63,216
Diluted shares of common stock	66,244		63,664

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	0.6%	(1.1)%
Net sales per average selling square foot (a)	$101	$97
Net sales per average store (b)	$503	$486
Average selling square footage per store (c)	4,974	5,028
Ending store count	426	460

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended August 4, 2018	% of net sales	Six months ended July 29, 2017	% of net sales
Net sales	$435,199	100.0%	$433,973	100.0%

Cost of goods sold, buying and occupancy costs	295,864	68.0%	300,990	69.4%

Gross profit	139,335	32.0%	132,983	30.6%

Selling, general and administrative expenses	132,803	30.5%	131,679	30.3%

Operating income	6,532	1.5%	1,304	0.3%

Net interest (income) expense	(195)	—%	517	0.1%

Loss on extinguishment of debt	239	—%	—	—%

Income before income taxes	6,488	1.5%	787	0.2%

Provision for income taxes	335	0.1%	211	0.1%

Net income	$6,153	1.4%	$576	0.1%

Basic earnings per share	$0.10		$0.01

Diluted earnings per share	$0.09		$0.01

Weighted average shares outstanding:
Basic shares of common stock	63,638		63,199
Diluted shares of common stock	65,824		63,713

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	1.7%	(0.9)%
Net sales per average selling square foot (a)	$202	$186
Net sales per average store (b)	$1,007	$939
Average selling square footage per store (c)	4,974	5,028

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	August 4, 2018	February 3, 2018*	July 29, 2017
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$94,758	$90,908	$75,973
Accounts receivable	11,831	12,528	15,646
Income taxes receivable	55	115	115
Inventories, net	82,124	84,498	82,814
Prepaid expenses	17,233	16,447	18,524
Other current assets	1,963	1,924	1,731
Total current assets	207,964	206,420	194,803

Property and equipment, net	68,331	77,906	80,976
Intangible assets	16,969	17,125	14,879
Other assets	1,618	1,505	1,550
Total assets	$294,882	$302,956	$292,208
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$—	$841	$841
Accounts payable	73,310	70,089	72,120
Accrued expenses	73,641	70,677	59,210
Income taxes payable	—	28	—
Total current liabilities	146,951	141,635	132,171

Long-term debt, net of current portion	—	10,644	11,064
Deferred rent	26,066	27,217	28,729
Other liabilities	33,649	36,599	39,930
Total liabilities	206,666	216,095	211,894

Total stockholders’ equity	88,216	86,861	80,314
Total liabilities and stockholders’ equity	$294,882	$302,956	$292,208

*           Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Six months ended August 4, 2018	Six months ended July 29, 2017

Operating activities
Net income	$6,153	$576
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,715	11,091
Loss from impairment charges	486	532
Amortization of intangible assets	156	—
Amortization of deferred financing costs	41	94
Write-off of unamortized deferred financing costs	239	—
Share-based compensation expense	1,186	982
Changes in operating assets and liabilities:
Accounts receivable	513	(3,809)
Income taxes receivable	60	29
Inventories, net	2,374	(4,770)
Prepaid expenses	(786)	222
Accounts payable	3,221	4,052
Accrued expenses	(2,835)	(10,269)
Income taxes payable	(28)	(174)
Deferred rent	(1,151)	(1,310)
Other assets and liabilities	(2,085)	(3,012)
Net cash provided by (used in) operating activities	18,259	(5,766)

Investing activities
Capital expenditures	(1,626)	(4,711)
Insurance recoveries	184	—
Net cash used in investing activities	(1,442)	(4,711)

Financing activities
Repayment of long-term debt	(11,750)	(500)
Principal payments on capital lease obligations	(1,046)	(821)
Repurchase of treasury stock	—	(557)
Shares withheld for payment of employee payroll taxes	(171)	(41)
Net cash used in financing activities	(12,967)	(1,919)

Net increase (decrease) in cash and cash equivalents	3,850	(12,396)
Cash and cash equivalents at beginning of period	90,908	88,369
Cash and cash equivalents at end of period	$94,758	$75,973
Non-cash capital lease transactions	$—	$818

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the three months ended August 4, 2018 and July 29, 2017 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended August 4, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$146,996	$69,374	$66,317	$3,057	$3,067	$0.05
Adjustments affecting comparability
Reversal of certain severance and employee relocation accruals	(33)	(33)	(135)	(168)	(168)
Consulting expense	—	—	165	165	165
Legal expenses	—	—	412	412	412
Total adjustments (1)	(33)	(33)	442	409	409	—
Non-GAAP as adjusted	$147,029	$69,341	$65,875	$3,466	$3,476	$0.05

	Three months ended July 29, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$155,555	$68,561	$63,405	$5,156	$4,823	$0.08
Adjustments affecting comparability
Certain executive relocation expense	—	—	401	401	401
Consulting expense	—	—	519	519	519
Legal expenses, net of accrual reversal (trademark infringement case)	—	—	(2,623)	(2,623)	(2,623)
Total adjustments (1)	—	—	(1,703)	(1,703)	(1,703)	(0.03)
Non-GAAP as adjusted	$155,555	$68,561	$65,108	$3,453	$3,120	$0.05

(1)  The tax effect of the $0.4 million and $1.7 million of non-operating adjustments during the three months ended August 4, 2018 and July 29, 2017, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the six months ended August 4, 2018 and July 29, 2017 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Six months ended August 4, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$295,864	$139,335	$132,803	$6,532	$6,153	$0.09
Adjustments affecting comparability
Certain severance expense	286	286	352	638	638
Reversal of certain employee relocation accruals	—	—	(135)	(135)	(135)
Consulting expense	—	—	192	192	192
Legal expenses	—	—	552	552	552
Total adjustments (1)	286	286	961	1,247	1,247	0.02
Non-GAAP as adjusted	$295,578	$139,621	$131,842	$7,779	$7,400	$0.11

	Six months ended July 29, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$300,990	$132,983	$131,679	$1,304	$576	$0.01
Adjustments affecting comparability
Certain severance expenses	548	548	—	548	548
Certain executive relocation expense	—	—	401	401	401
Consulting expense	—	—	1,081	1,081	1,081
Legal expenses, net of accrual reversal (trademark infringement case)	—	—	(2,153)	(2,153)	(2,153)
Total adjustments (1)	548	548	(671)	(123)	(123)	(0.00)
Non-GAAP as adjusted	$300,442	$133,531	$132,350	$1,181	$453	$0.01

(1)  The tax effect of $1.2 million and $0.1 million of non-operating adjustments during the six months ended August 4, 2018 and July 29, 2017, respectively, is offset by a full valuation allowance against deferred tax assets.